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                                                                   Exhibit 10.4


                                EMPLOYMENT AGREEMENT

XIDEX UK LIMITED ("Xidex") whose registered office is situate at Intermediate Road, Brynmawr, Gwent NP3 4YA, United Kingdom (1)

ANACOMP INC ("Anacomp") whose registered office is situate at 12365 Crosthwaite Circle, Poway, California, 92064, USA (2)

AND

DR. PETER WILLIAMS of Vagaland, Dardy, Llangattock, Crickhowell, Powys NP8 1PH, United Kingdom ("the Employee") (3)










Date of Agreement:  May 3, 1995
Effective Date of Agreement:  October 1, 1995


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                                EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 3rd day of May 1995,

AMONG

(1) Xidex UK LIMITED, whose registered office is situate at Intermediate Road, Brynmawr, Gwent NP3 4YA (hereinafter referred to as "Xidex"), of the one part and

(2) Anacomp Inc whose registered office is situate at 12365 Crosthwaite Circle, Poway, California, 92064 (hereinafter referred to as "Anacomp"); of the other part and;

(3) Dr. Peter Williams of Vagaland, Dardy, Llangattock, Crickhowell, Powys NP8 1PU (hereinafter referred to as the "Employee").

The full identification of each party, Date of Agreement and Effective Date of Agreement are all also included on the cover sheet immediately preceding this page, which is incorporated herein by this reference. The following conditions and terms shall apply:


                                     ARTICLE I

                          PRIOR AGREEMENT AND JURISDICTION

This Agreement takes effect in substitution for all previous contracts, agreements and arrangements, whether written or oral or implied among, Xidex, Anacomp and the Employee relating to the service of the Employee by Xidex, all of which contracts, agreement and arrangements shall be deemed to have been terminated by mutual consent as from the Effective Date of Agreement.

This Agreement shall be governed by and interpreted in accordance with English law and each of the parties hereto agrees to submit to the non-exclusive jurisdiction of the English Courts with respect to any claim or matter arising under this Agreement.

                                     ARTICLE II

              APPOINTMENT, SCOPE, TERM OF EMPLOYMENT AND COMPENSATION

The Employee's appointment as an employee of Xidex and its predecessor commenced on January 2, 1984, and such employment shall continue, subject as hereinafter
provided, until terminated in accordance with Article IX hereof.   Xidex and the
Employee hereby agree that Addendum I, attached hereto and incorporated herein by this reference, is intended to define the Employee's scope of employment, as well as his assigned responsibilities, the location of his employment, and the Base Salary and Bonus payable to the Employee. The Employee acknowledges and agrees that his compensation is confidential, and that he will only discuss it with Anacomp's Chairman of the Board, President and/or Magnetics Group President, as required.


                                     2

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Because Xidex is a wholly-owned subsidiary of Anacomp, and because the Employee is only prepared to enter into this Agreement at the request of Anacomp and on the basis of the guarantee contained in this Article, Anacomp hereby guarantees to the Employee the observance and performance of the obligations of Xidex under this Agreement, and Anacomp hereby undertakes that upon any failure on the part of Xidex to perform any of its obligations hereunder, Anacomp will pay any monies and perform and observe any obligations on the part of Xidex contained in this Agreement.


                                    ARTICLE III

                               CONTINUOUS EMPLOYMENT

For the purposes of determining the Employee's continuous period of employment pursuant to the Employment Protection (Consolidation) Act 1978, Xidex and Anacomp agree that the Employee's employment hereunder is continuous with Employee's previous employment with Control Data Limited since January 2, 1984.


                                     ARTICLE IV

                                   HOURS OF WORK

The Employee's hours of work will be Monday to Friday, 8:45am to 4:45pm, with a one-half hour for a luncheon break. Additionally, or as reasonably required, the Employee will work such other hours as may be necessary to carry out his duties hereunder.


                                     ARTICLE V

                                  FRINGE BENEFITS

In addition to the Employee's Base Salary and Bonus compensation set forth in Addendum I hereto, the Employee shall be entitled to the following fringe benefits:

1. In addition to the normal 8 days public holidays, 27 days of paid holiday per annum, the timing of which shall be taken with senior management's prior approval. Xidex's holiday year runs from January to December. The Employee's entitlement to holidays shall accrue pro rata throughout each holiday year. The Employee may, with senior management's approval, carry any unused holiday entitlement forward to a subsequent year, or at Anacomp's or Xidex's option receive payment in lieu of such unused holiday
     entitlement.   Upon the termination of this Agreement for any reason
     whatsoever, the Employee will be entitled to pay in lieu of any unused holiday entitlement.

2. Xidex will make contributions on behalf of the Employee into the Xidex Wales Employee Benefits Plan ("the Plan") in accordance with the Plan's Trust Deed and Rules. The Plan includes the benefit of pension, life assurance, and long term disability coverage. In the event of Xidex and/or Anacomp terminates the Plan, Xidex and/or Anacomp will ensure that the Employee is provided with the benefit of a similar benefits plan, which plan shall not be less


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     favorable than the Plan.  A contracting out certificate issued under the
     Social Security Pensions Act of 1975 is in force with respect to the Employee's employment with Xidex.

3. Xidex will provide and maintain coverage from the Private Patients Plan or other similar private medical plan for the benefit of the Employee and his immediate family, the extent of the coverage being executive coverage, hospital band C.


                                     ARTICLE VI

                                      EXPENSES

Xidex will reimburse the Employee for all reasonable expenses incurred in the performance of his duties hereunder, in accordance with the terms and conditions of Xidex's standard reimbursement policy (or if Xidex does not have such policy, Anacomp's standard reimbursement policy).

Xidex will provide the Employee with a petrol payment card with respect to the Employee's business-related and private use of his car.


                                    ARTICLE VII

                                     INSURANCE

In the event that the Employee is required to work abroad, Xidex or Anacomp will provide and maintain suitable insurance to cover all costs, expenses and liabilities, including legal fees, which might be incurred as a result of personal injury occasioned to or by the Employee, including loss of or damage to the Employee's property. Xidex shall at its expense provide full coverage for the Employee under Xidex's Travel and Accident Insurance Scheme.


                                    ARTICLE VIII

                                     REDUNDANCY

In the event the Employee is terminated by reason of redundancy, Xidex will pay to the Employee, in addition to any payment required by Article X below, a lump sum payment in an amount equal to twice the Employee's Weekly Salary (as hereinafter defined) multiplied by the Employee's length of service (calculated in whole years). For purposes of this Article VIII, "Weekly Salary" shall be deemed to be the Employee's average, weekly cash compensation (Base Salary and Bonus) paid to the Employee during the preceding three (3) calendar years immediately prior to the redundancy. The Employee's Weekly Salary and length of service will be calculated as at the date of termination of the Employee's employment by reason of such redundancy.


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                                     ARTICLE IX

                             TERMINATION OF EMPLOYMENT

The parties agree that the Employee's employment with Xidex may be terminated as follows:

1.   Without Cause.

          Xidex may terminate the Employee at any time without cause by giving the Employee not less than twelve (12) calendar month's notice in writing.

2.   With Cause.

          Xidex may immediately terminate the Employee at any time "for cause", upon written notice to the Employee specifying the cause and the effective date of termination. As used herein, "for cause" shall mean:

          (a) The inability of the Employee due to ill health (as reasonably determined by the Board of Directors of Xidex) to perform the Employee's assigned duties on a full-time basis for any continuous period of one hundred and twenty (120) days or an aggregate of one hundred and eighty (180) days in any twelve (12) month period, which period shall commence on the Effective Date of Agreement and shall recommence upon every anniversary date of the Effective Date of the Agreement;

          (b) The willful and continued failure by the Employee substantially to perform his duties and obligations hereunder or the willful engagement by the Employee in gross misconduct. For the purposes of this subsection, no act or failure to act on the Employee's part shall be considered "willful" unless done or omitted to be done by the Employee in bad faith and without reasonable belief that his action or omission was in the best interests of Xidex.

3.   Death.

          Death of the Employee shall automatically terminate this Agreement.

4.   Resignation

          The Employee may terminate his employment at any time by giving Xidex not less than twelve (12) calendar month's notice in writing of his intention to resign.

5.   Demotion, Transfer or Reduction in Compensation

          The Employee may at his option deem a demotion, a transfer or a reduction in compensation to be a termination of his employment by Xidex.

6.   Sale of Xidex.

          If Anacomp sells substantially all of the assets of Xidex to an unaffiliated third party, or sells stock representing a controlling interest in Xidex to such a party, then in either such

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          case, the Employee shall continue to have the benefit of and be subject to Sections 1 through 5 of this Article IX and to Article X below.


                                     ARTICLE X

                     PAYMENT AND OBLIGATIONS AFTER TERMINATION

If the Employee is terminated by Xidex for cause pursuant to Section 2(b) of
Article IX above or if the Employee resigns, then the Employee shall be paid only that part of the Employee's Base Salary accrued to the date of termination, and the Employee shall not be entitled to any month-end or year-end Bonus not already paid or fully earned except and to the extent required by law.

If the Employee is terminated due to his death or for cause pursuant to Section 2(b) of Article IX above, then in addition to the Base Salary described in the foregoing paragraph, the Employee shall also be paid his Bonus on a pro rata basis computed to the date of termination.

If the Employee is terminated by Xidex without cause or as a result of a Sale of Xidex, or if the Employee deems a termination to have occurred due to a demotion, transfer or reduction in compensation, then the Employee shall be entitled to termination pay equal to the Employee's previous twelve (12) months' total compensation, including Bonuses and fringe benefits, payable in lump sum, and all of his existing options to acquire Anacomp Common Stock shall immediately vest. All termination payments made pursuant to this paragraph of
Article X shall be in full and complete payment of any and all claims that the Employee may have against Xidex or Anacomp regarding his employment or the termination thereof, and the Employee hereby expressly waives all rights that he may have to any other payments. All payments due to the Employee hereunder are absolute, and shall not be diminished or otherwise affected by virtue of the Employee securing alternative employment.

For purposes of calculating this lump sum payment, the Employee's compensation for the preceding twelve (12) months shall be deemed to be: (i) with respect to Base Salary, the highest rate of Base Salary remuneration received by the Employee for any period of twelve (12) consecutive months within the three (3) calendar years immediately preceding the termination date; (ii) with respect to Bonuses, the largest Bonus received by the Employees for any period of twelve
(12) consecutive months within the three (3) preceding calendar years immediately preceding the termination date; and (iii) with respect to fringe benefits, the value of such benefits received by the Employee during the twelve
(12) month period immediately preceding the termination date.

All payments required to be made to the Employee pursuant to this Article X, and any redundancy payments required to be made to the Employee pursuant to Article VIII above, shall be made within forty-five (45) days after the date of termination. If any such payments are not made during such time period, then interest will accrue on the sum due from the termination date and until paid at the rate of four percent (4%) above the base interest rate in effect at Barclays Bank Plc upon such termination date.

The Employee agrees to return all property of Xidex and/or Anacomp, to a duly authorized representative of Xidex, including but not limited to, details or equipment, prices, specifications, programs, customer and prospective customer lists, and any other proprietary data or objects


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acquired through the Employee's employment with Xidex within seven (7) days upon termination of the Employee's employment, whether the termination is with or without cause.

                                      ARTICLE XI

                     RESTRICTIVE COVENANTS AND NON-COMPETITION;
                            INVENTIONS AND IMPROVEMENTS;
                              CONFIDENTIAL INFORMATION


The Employee agrees to strictly abide by the covenants and provisions set out in Addendum II attached hereto and expressly incorporated by this reference herein.


                                    ARTICLE XII

                   WARRANTIES AND REPRESENTATIONS OF THE EMPLOYEE

The Employee hereby warrants and represents as follows:

1. That the execution of this Agreement and the discharge of the Employee's obligations hereunder will not breach or conflict with any other contract, agreement or understanding between the Employee and any other party or parties.

2. That the Employee has ideas, information and know-how relating to the type of business conducted by Xidex and Anacomp, and the Employee's disclosure of such ideas, information and know-how to Xidex and Anacomp will not conflict with or violate the rights of any third party or parties with respect thereto.


                                    ARTICLE XIII

                                      REMEDIES

The parties agree that the remedy for any breach of this Agreement shall include actions in equity for injunctive relief as well as money damages. The remedies given to or reserved by Xidex, and Anacomp and/or the Employee hereunder shall be cumulative and not exclusive of any other remedy available under law.


                                    ARTICLE XIV

                                     NO WAIVER

The failure of any of the parties to enforce at any time or for any period of time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of the party thereafter to enforce each and every such provision.


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                                     ARTICLE XV

                                      BENEFIT

This Agreement shall bind, benefit, and be enforceable by Xidex and Anacomp and their successors and assigns, and by the Employee and his heirs, executors, administrators and legal representatives.


                                    ARTICLE XVI

                                    SEVERABILITY

Should any provision of the Agreement not be enforceable in any jurisdiction, the reminder of the Agreement shall not be affected thereby.


                                    ARTICLE XVII

                                      SURVIVAL

The obligations contained in Articles X and XI hereof shall survive any termination of this Agreement.


IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of the parties hereto upon the day and year first before written.

SIGNED BY
for and on behalf of
Xidex U.K. Limited
in the presence of:





SIGNED BY
for and on behalf of
Anacomp, Inc.
in the presence of:




Signed by:
Dr. Peter Williams
in the presence of:

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

                                     ADDENDUM I

                                         TO
                                DR. PETER WILLIAMS'
                                EMPLOYMENT AGREEMENT


SCOPE OF EMPLOYMENT

Xidex employs the Employee in the capacity of Vice President and General Manager of Operations.

ASSIGNED RESPONSIBILITIES

The Employee is responsible for managing the European Operations for Anacomp's Magnetics Group and for performing such other reasonable duties as may be assigned to Employee from time to time by Louis P. Ferrero, J. Mark Woods or P. Lang Lowery III, or any of such person's respective replacements, with such duties to be consistent with the Employee's position as Vice President and General Manager of Operations.

LOCATION

The Employee is based at Brynmawr, Gwent and shall perform his duties at Xidex's premises in Brynmawr. Xidex and/or Anacomp shall not, without the Employee's prior written consent, require him to perform his duties elsewhere, nor shall Xidex and/or Anacomp be entitled to require the Employee to relocate his residence without his prior written consent. In the event that the Employee agrees to relocate, Xidex agrees to reimburse him for all of his reasonable relocation expenses.

BASE SALARY

For all services rendered by Employee to Xidex under this Agreement, the Employee shall receive a Base Salary of 54,000 British pounds per year for the 1995 fiscal year that began on October 1, 1994, with such Base Salary to accrue on a day-to-day basis and to be payable to the Employee by credit transfer of equal monthly payments in arrears on or before the 15th day of each calendar month. The Employee's Base Salary will be reviewed at the beginning of each fiscal year, which for the avoidance of doubt is October 1st of each year.

BONUS COMPENSATION

In addition to his Base Salary, the Employee shall receive a minimum annual Bonus of 23,300 British Pounds for the 1995 fiscal year commencing October 1, 1994, based upon the Employee achieving 100% of his assigned objectives. The Employee's annual Bonus and objectives shall be established at the beginning of each fiscal year.

The Employee's Bonus shall be payable to the Employee by credit transfer within 90 days of the end of Anacomp's fiscal year.


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Subject to Article X hereof, if the Employee shall be employed under this
Agreement for only a part of Xidex's fiscal year, then he shall be entitled to a rateable proportion (apportioned on a time bases) of the Bonus to which he would have been entitled if he had been employed for the whole of that year, payable to the Employee by credit transfer.

If Xidex fails to pay the Employee any Base Salary or Bonus due under this Addendum I within thirty (30) days of its payment date, then interest will accrue on the sum from the due date and until paid at the rate of four percent (4%) above the base interest rate in effect at Barclays Bank Plc upon the date that the payment was due.



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                                    ADDENDUM II

                                         TO
                                DR. PETER WILLIAMS'
                                EMPLOYMENT AGREEMENT

EMPLOYEE'S COVENANT NOT TO COMPETE UNFAIRLY OR DISCLOSE TRADE SECRETS

The Employee acknowledges and agrees that all references in this Addendum II to "Anacomp" shall be deemed to include Anacomp, Xidex, and any other company in which Anacomp directly or indirectly owns a controlling interest.

1. The Employee acknowledges and agrees that it has had access to important competitive information and trade secrets maintained by Anacomp as proprietary and confidential, and the Employee specifically undertakes and agrees that during the twelve (12) months following the termination of his employment with Anacomp for whatever reason, the Employee will not, directly or indirectly, compete with Anacomp's Magnetics Business (as hereinafter defined) or enter the employ of or become financially interested in or affiliated or connected, directly or indirectly, with any business that is engaged in the Magnetics Business or that will compete in any manner whatsoever with the Magnetics Business of Anacomp. For purposes of this Agreement, the Magnetics Business of Anacomp shall be defined as the manufacturer, sale or distribution of magnetic media data storage products, including but not limited to (i) open reel tape, 3480 and 3490E data tape cartridges, and TK CompacTape data tape cartridges, (ii) rigid disk packs and cartridges, and Lark/RSD cartridges, (iii) voice logging tape, instrumentation tape and transfer tape, (iv) "cookies" used in the manufacture of flexible diskettes, and (v) flexible diskettes, optical and magneto-optical disks, and quarter-inch, 4mm and 8mm data tape cartridges, and any data storage products that are similar to or that replace any of the foregoing products.

2. For a period of twelve (12) months (or the maximum period permitted by law, whichever is less) following the termination of his employment with Anacomp for whatever reason, the Employee agrees that he will not combine or conspire with any person employed by Anacomp (or who was employed by Anacomp during the last six (6) months of the Employee's employment by Anacomp) for the purpose of undertaking planning for or organization of any business that will engage in the Magnetics Business or that will compete in any manner with the Magnetics Business of Anacomp.

3. For a period of twelve (12) months (or the maximum period allowed by law, whichever is less) following the termination of his employment with Anacomp for whatever reason, the Employee agrees that he will not, directly or indirectly, or by action in concert with others, induce or influence (or seek in to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Anacomp to terminate his or her employment or engagement and to enter the employ of or become affiliated or connected, directly or indirectly, with any business that is engaged in the Magnetics Business or that will compete in any manner whatsoever with the Magnetics Business of Anacomp.


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4.   The Employee specifically agrees that he will not, for a period of twelve
     (12) months following the termination of his employment with Anacomp for whatever reason, in any fashion, form, or manner, unless specifically consented to in writing by Anacomp, either directly or indirectly use or divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Anacomp including, without limiting the generality of the foregoing, the names, buying habits, or practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services manufacturing and sales costs, lists or other written records used in the business of Anacomp, compensation paid to employees and other terms of employment, or any other confidential information of, about, or concerning the business of Anacomp, its manner of operation, or other confidential data of any kind, nature or description, the parties hereto stipulating that as between them, the same are important, material, and confidential trade secrets and affect the successful conduct of the business of Anacomp, and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, affecting or relating to the business of Anacomp, which the Employee shall prepare, use, construct, observe, possess, or control shall be and remain Anacomp's sole property. For purposes of this section 4 and any subsequent Sections of this Addendum II, the "business of Anacomp" shall be deemed to be the business conducted by Anacomp as a whole, including the Magnetics Business.

5. The Employee acknowledges and agrees that all experiments, developments, formulas, patterns, devices, secret inventions and compilations of information, records, and specifications created by or disclosed to the Employee during his employment with Anacomp are Anacomp trade secrets, which the Employee hereby agrees that he will not disclose, directly or indirectly, or use in any way, for a period of twelve (12) months following his termination as an employee of Anacomp for whatever reason.

6. The Employee further acknowledges and agrees that all improvements, discoveries, systems, techniques, ideas, processes, programs and other things of value made or conceived in whole or in part by the Employee while an employee of Anacomp shall be and remain the sole and exclusive property of Anacomp, and he will disclose all such things of value to Anacomp and will cooperate with Anacomp to ensure that the ownership by Anacomp of such things of value is protected. Upon termination of his employment with Anacomp, all of the property and other things of value of Anacomp in the Employee's possession or control, including but not limited to property and other things of value relating to the business of Anacomp and its trade secrets, shall be immediately delivered to Anacomp. Nothing in this
     Section 6 is meant to apply to an invention for which no equipment, supplies, facility, or trade secret information of Anacomp was used and which was developed entirely in the Employee's own time, and (a) which is not related (1) to the business of Anacomp or (2) to Anacomp's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the Employee for Anacomp.

7. For a period of twelve (12) months (or for the maximum period permitted by law, whichever is less) following his termination as an employee of Anacomp, the Employee agrees that he will not directly or indirectly, either for himself or any other person, firm, or corporation, divert or take away or attempt to divert or take away, call on or solicit or attempt to call on or solicit any of Anacomp's customers or patrons, including but not limited to those upon whom he has called or whom he solicited or whom he catered or with whom he became acquainted while engaged as an Employee in the business of Anacomp.
     This restriction shall not apply unless the Employee has entered the employ of or become financially interested in or affiliated or connected, directly or indirectly, with any business that is engaged in a business that competes with the business of Anacomp.

8. Anacomp's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent Anacomp thereafter from enforcing each and every provision of this Agreement.



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